EXHIBIT 99.1

ADVANCED BIOENERGY

8000 Norman Center Drive
Suite 610
Bloomington, MN 55437
P: 763.226.2701
F: 763.226.2725
TF: 866.794.5424

www.advancedbioenergy.com

Aberdeen, South Dakota • Huron, South Dakota

January 24, 2020

Dear Member:

As previously disclosed in filings with the Securities and Exchange Commission (“SEC”), on December 19, 2019, Advanced BioEnergy, LLC (“ABE”), closed a transaction to sell substantially all its operating assets to Glacial Lakes Energy, LLC (the “Asset Sale).  Upon the closing of the Asset Sale, the Company commenced its liquidation in accordance with the Plan of Liquidation adopted by the Company’s Members at a Special Meeting of Members held on September 19, 2019.  Therefore, ABE is deemed dissolved under Delaware law and continues to exist for the sole purpose of converting its assets into cash, paying or making provision for the payment of its liabilities and after this is completed, distributing its remaining assets to its Members.

Initial Distribution and Future Distributions

On January 14, 2020, the ABE Board of Directors authorized an Initial Distribution to Members of $7.88 million or $0.31 per unit, payable to Members of record as of January 24, 2020. Enclosed is your Initial Distribution check.

With the Asset Sale closed, we wanted to tell our Members what to expect in the future.  First, ABE expects to make a second distribution in June or July 2021, which ABE expects to be the “Final Distribution.” We currently expect this Final Distribution would include $4.75 million in funds that are currently held in escrow for an 18-month period, plus an additional $2.75 million held in reserve for potential indemnity claims associated with the Asset Sale, subject to expenses incurred in the Plan of Reorganization, as noted below.

As of December 31, 2019, ABE had accrued as liabilities an amount it believes will be sufficient to cover the expenses it expects to incur in proceeding with the Plan of Liquidation and winding up. The Company’s Balance Sheet as of December 31, 2019 will be included in the Form 10-Q for the quarter ending December 31, 2019, which will be filed with SEC on or before February 14, 2020.

We currently expect the Final Distribution will be approximately $0.30 per unit.  ABE does not expect any claims from GLE to arise during the 18-month escrow period and anticipates the liquidation of the Company will be complete on or about July 31, 2021.

The exact amount and the timing of the Final Distribution will depend, however, on the final receipt of the escrow amount, the availability of the other reserve funds, the ability of ABE to collect all its receivables and ABE’s ability to operate the liquidation and winding up in an efficient manner.

Member Administrative Matters:

Below you will find responses to a list of potential questions that Members may have between now and the Final Distribution.  Additionally, ABE will continue to maintain its website at advancedbioenergy.com where Members can access SEC filings and other relevant information pertaining to the winding up of ABE.

Can Members transfer or sell ABE units between now and the Final Distribution?

No.  In connection with ABE’s liquidation, the ABE Board of Directors determined that ABE’s transfer records would be closed from and after the close of business on December 19, 2019.  Therefore, Members cannot sell or transfer units between now and the Final Distribution and liquidation of ABE.

What if a Member has an address change to report or other question related to ABE?

Members can contact ABE with questions or address changes by emailing ABE at members@advancedbioenergy.com.  It’s important that Members report address changes between now and the Final Distribution to ensure Members receive future Forms K-1 and the Final Distribution. This email will be monitored periodically.  Please allow up to 72 hours for a response.  Address changes can also be mailed to:  PO Box 201759, Bloomington, MN 55420.  This PO Box will be monitored until the dissolution of ABE.

Tax and other Reporting Matters:

When can I expect to receive tax year 2019 K-1?

ABE expects to mail the 2019 Forms K-1 on or before February 29, 2020.  From time to time, we get calls asking for an estimate of taxable income (loss) per unit.  We currently estimate taxable income of $0.75 per unit for the 2019 tax year, consisting of a gain of $0.95 per unit related to the Asset Sale less an ordinary loss from operations of $0.20 per unit. This is not a final number and is subject to change as our tax accountants prepare the 2019 tax return.  Taxable income (loss) per unit are subject to certain partnership adjustments and therefore the allocation of taxable income (loss) may vary from Member to Member.

Will there be Future Forms K-1?

Members will receive a K-1 for tax year 2020.  Members will also receive a final K-1 once the liquidation of ABE is completed.  We expect this to be short year K-1 for 2021.

Wil the Advanced BioEnergy, LLC Board of Directors and management continue?

At a Board meeting held on January 14, 2020, the Board of Directors adopted a resolution providing that the following individuals will serve as Continuing Directors of the Board of Directors to oversee the winding up process: J.D. Schlieman, Troy Otte and Theodore Christianson.

The other four Board directors have resigned effective January 31, 2020.

The Continuing Directors and management will be working on activities related to our Plan of Liquidation between now and the end of the escrow period or June 18, 2021.  We expect to maintain limited staff at our Bloomington office through the end of February 2020.  Once we no longer have active employees, the Continuing Directors will oversee the process.  Please refer to our recently filed Form 10-K, Form 10K/A, and Form 8-K, described below, for more information on our Plan of Liquidation.

Will ABE continue to file financial and other related information with the SEC?

ABE recently filed its Form 10-K on December 21, 2019 and filed a subsequent Form 10-K/A and a Form 8-K with the SEC on January 21, 2020.

ABE will be filing a Form 10-Q on or before February 14, 2020 for the fiscal quarter ended December 31, 2019. A link to our SEC filings is available on our website and also accessible on the SEC website at SEC.gov by clicking on “Filings”.

ABE intends to ask the SEC whether ABE can terminate its SEC reporting requirements because ABE is in the process of liquidation and winding up its business.  We will advise Members of any development here.

Sincerely,

/s/ J.D. Schlieman_____________/s/ Richard R. Peterson_____

J.D Schlieman, Board Chairman Richard R. Peterson, CEO